Exhibit 99.1

GOLDEN MINERALS ANNOUNCES CEO RETIREMENT AND REPLACEMENT AND BOARD CHANGES

GOLDEN, CO - /BUSINESS WIRE/ - June 18, 2024 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American and TSX: AUMN) today announced the retirement of the Company’s Chief Executive Officer and President, Warren Rehn, effective immediately.  Mr. Rehn joined the Company in 2012 as Vice President Exploration and was promoted to President in spring of 2015 and to CEO in September 2015.  Mr. Rehn, age 69, has been contemplating retirement for some time.   Mr. Rehn has also resigned his position as a Director of the Company.  Mr. Rehn will continue to support the Company, advising on exploration and technical activities as a consultant.

Pablo Castaños, currently Executive Vice President, has been elected Chief Executive Officer and President of the Company and appointed to serve as a Director.  Mr. Castaños joined the Company in July of 2023 and has been preparing for the role of President and CEO pending Mr. Rehn’s retirement.  Mr. Castaños, a successful businessman, previously worked for Golden Minerals as vice president and director of corporate affairs from 2009 to 2013 before leaving to work for Goldcorp, Inc as director of environmental compliance and as vice president corporate social responsibility. Between 2016 and 2023 Mr. Castanos acted as a private investor in real estate development and construction.

Jeffrey Clevenger, Chairman of the Board, commented: “We wish to thank Warren for positioning the Company to move forward with a robust portfolio of exploration projects in Argentina, Mexico and Nevada.  We are equally thankful that Warren has agreed to shepherd these projects on a consulting basis going forward.   Pablo agreed to re-join the team last year with this appointment in mind.  We welcome him back and will be supporting his work towards overhead cost reduction and value generation from our projects.”

About Golden Minerals

The Company is primarily focused on advancing its El Quevar silver property in Argentina, its Yoquivo gold-silver property in Mexico as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060